UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 3, 2005

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

On May 3, 2005, eFunds Corporation, a Delaware corporation ("the Company"), and Chex Systems, Inc. ("Chex Systems"), a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (the "Agreement") with National Check Protection Services Business Trust, a Massachusetts business trust ("NCPS"), National Data Verification Service Business Trust ("NDVS") and certain shareholders of NCPS and NDVS. Pursuant to the Agreement, at the closing, Chex Systems will purchase substantially all of the assets constituting NCPS's and NDVS's business (the "Business") of providing new account verification and employment screening services for financial services companies.

The initial cash purchase price to be paid for the assets constituting the Business is $17,500,000 subject to working capital adjustments and a $2,000,000 holdback. An additional payment may be made approximately one year following the closing if the business achieves certain revenue objectives during the one year period following the acquisition. The maximum amount payable in respect of this earn-out is $2.5 million. The Company intends to fund the purchase price through its available cash resources.

The Company and its affiliates have no material relationship with NCPS, NDVS or their affiliates, other than pursuant to the Agreement.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

May 6, 2005	By:	/s/ George W. Gresham

Name: George W. Gresham
Title: Chief Financial Officer